Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASEDTHIRD QUARTER 2024 SALES AND EARNINGS

Eau Claire, Wisconsin (October 25, 2024) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Net sales during third quarter 2024 were up $8.7 million or 10.4% from those recorded in the prior year’s quarter due to both increased Defense segment shipments from backlog (up $5.48 million or 8.9%) and increased Housewares/Small Appliance revenue (up $3.3 million or 15.2%). The Defense segment realized improved operating earnings of $727 thousand largely as a result of the increased revenue, impacted by changes in mix. Housewares/Small appliance operating earnings were up $1 million or 131.6% due to the heightened revenue offset in part by increased ocean freight costs and the absence of a significant major repair cost incurred in third quarter 2023. The startup Safety segment reported nominal sales and a loss. Due to the sizable investment in inventory required to support augmented Defense segment awards, portfolio earnings were down from the prior year’s third quarter.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	Sept. 29, 2024	Oct. 1, 2023
Net Sales	$91,823,000	$83,141,000
Net Earnings	$8,083,000	$7,019,000
Net Earnings Per Share	$1.13	$.99
Weighted Shares Outstanding	7,131,000	7,108,000

	NINE MONTHS ENDED
	Sept. 29, 2024	Oct. 1, 2023
Net Sales	$253,536,000	$242,496,000
Net Earnings	$20,728,000	$21,400,000
Net Earnings Per Share	$2.91	$3.01
Weighted Shares Outstanding	7,126,000	7,104,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.